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                                                                 Exhibit 4.c.1

                            CONEXANT SYSTEMS, INC.

                       MICROCOSM COMMUNICATIONS LIMITED
                                STOCK OPTION PLAN


                  SECTION 1: PURPOSE

                  In connection with the purchase by Conexant Systems, Inc. ("Conexant") of all the issued and outstanding shares of Microcosm Communications Limited ("Microcosm") pursuant to the Stock Purchase Agreement, all Microcosm Options outstanding under the Microcosm Executive Share Option Scheme will be surrendered and canceled and in exchange, Conexant Options will be granted. In addition, as additional consideration for the surrender and cancellation of their Microcosm Options, the holders of Microcosm Options will be entitled receive additional Conexant Options upon the terms and conditions set forth in the Stock Purchase Agreement. The purpose of the Plan is to provide a means for Conexant to perform its obligations under the Stock Purchase Agreement with respect to the holders of Microcosm Options.



                  SECTION 2:  DEFINITIONS

                  For the purpose of the Plan, the following terms shall have the meanings set forth below:

                  Acquisition. The purchase by Conexant of all of the issued and outstanding ordinary, "A" ordinary and preference shares of Microcosm.

                  Option Agreement. An agreement entered into between Conexant and a Participant setting forth the terms and conditions applicable to a Conexant Option granted to the Participant.

                  Board of Directors.  The Board of Directors of Conexant.

                  Closing Date. The Closing Date as defined in the Stock Purchase Agreement.

                  Conexant.  Conexant Systems, Inc., a Delaware corporation.

                  Conexant Option. An option to purchase Conexant Shares granted under the Plan in connection with the Acquisition. All Conexant Options issued under
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         the Plan will be Non-qualified stock options, and are not intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

                  Conexant Shares. Shares of Common Stock, par value $1 per share, of Conexant.

                  Fair Market Value. The closing price of Conexant Stock as reported in the NASDAQ reporting system on the relevant date, or if no sale of Conexant Shares is reported for such date, the next preceding day for which there is a reported sale.

                  Microcosm. Microcosm Communications Limited, a corporation incorporated under the laws England and Wales.

                  Microcosm Option. An option to purchase Microcosm Shares granted pursuant to the Microcosm Executive Share Option Scheme.

                  Microcosm Shares.  Ordinary shares of Microcosm.

                  Participant. Any person who as at the opening of business on the Closing Date held one or more outstanding Microcosm Options and any transferee of the Conexant Options granted hereunder.

                  Plan. This Microcosm Communications Limited Stock Option Plan.

                  Securities Act. The Securities Act of 1933, and any successor statute, as it may be amended from time to time.

                  Stock Purchase Agreement. The Stock Purchase Agreement dated as of January 6, 2000 among Conexant and the Shareholders and Option Holders of Microcosm.

                  SECTION 3:  CONEXANT SHARES AVAILABLE UNDER PLAN

                  The total number of Conexant Shares which may be delivered upon exercise of Conexant Options shall be that number of Conexant Shares as shall be necessary to provide to the holders of Microcosm Options, in the form of Conexant Options, their portion of the consideration paid or to be paid by Conexant pursuant to Sections 2.2(b), 2.3(b), 2.3(d), 2.3(e), 2.4(b) or 2.5(b) of the Stock Purchase Agreement, as adjusted from time to time as herein provided. Conexant Shares which may be delivered upon exercise of Conexant Options may consist in whole or in part of treasury or authorized but unissued shares, or shares may be acquired, subsequently or in


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anticipation of the transaction, in the open market to satisfy the requirements of the Plan. Conexant will at all times reserve a sufficient number of authorized and unissued Conexant Shares to satisfy all outstanding Conexant Options in full.

                  SECTION 4:  CONEXANT OPTION PROVISIONS

                  a. Option Agreements. Each Conexant Option under the Plan shall be evidenced by a Stock Option Agreement. Each Stock Option Agreement shall set forth the number of Conexant Shares subject to the Conexant Option, which shall be determined in accordance with the provision of Sections 2.2(b), 2.3(b), 2.3(d), 2.3(e), 2.4(b) and 2.5(b) of the Stock Purchase Agreement, and shall incorporate the Stock Option Terms and Conditions attached as Annex A hereto. In the event of any conflict between a Stock Option Agreement and the Plan, the terms of the Plan shall govern.

                  b. Exercising Options. (i) The Conexant Options will be immediately exercisable and entitle the respective holders thereof to purchase such number of Conexant Shares at such exercise price as shall be determined pursuant to the terms of the Stock Purchase Agreement. The exercise price of such Conexant Options shall be as determined pursuant to the Stock Purchase Agreement and have been approved by the Chief Executive Officer of Conexant and may be less than the Fair Market Value on the date of grant (but shall be not less than $1 per share); provided, however, that the purchase price of the Conexant Shares with respect to which a Conexant Option or portion thereof is exercised shall be payable in full in cash or in Conexant Shares, in a combination of cash and Conexant Shares or a cashless exercise. The value of any Conexant Share delivered in payment of the exercise price shall be its Fair Market Value on the date the Conexant Option is exercised. No fractional shares of stock will be issued or accepted.

                  (ii) From and after the effective date of the resolutions of the Board of Directors referred to in the immediately following sentence, Participants may simultaneously exercise such Conexant Options and sell to Conexant the number of Conexant Shares thereby acquired necessary to make payment of the exercise price of the Conexant Options and any applicable personal withholding taxes (a "cashless exercise"). Within 30 days after the Closing Date, the Conexant Board of Directors will pass a resolution authorizing the purchase by Conexant of that number of Conexant Shares issued upon exercise of Conexant Options, at a price per share equal to the Fair Market Value of Conexant Shares on the day Conexant the Conexant Option is exercised, as is necessary so that the proceeds of such purchases would be sufficient to pay the exercise price of the Conexant Options and any applicable personal withholding taxes in connection with such exercise.


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                  c. Rights as a Shareowner. A Participant shall have no rights as a shareowner with respect to any shares covered by a Conexant Option until the date the Participant becomes the holder of record with respect thereof. Except as provided in Section 7, no adjustment shall be made for dividends or other rights.

                  d. Withholding. Whenever the exercise of any option, or the delivery of any Conexant Shares upon exercise of a Conexant Option or transfer thereof, gives rise to any personal taxes required by law to be withheld from the Participant, Conexant will have the right as a condition thereto to deduct from any payment to be made by Conexant or ChaseMellon under the Plan (including by retaining the notional proceeds received by Conexant on a cashless exercise of Conexant Options by a sale to Conexant or the cash proceeds received by ChaseMellon from a cashless exercise of Conexant Options and remitting the cash or cash equivalent to Microcosm in order for Microcosm to withhold the applicable personal taxes in connection with such cashless exercise) or to require the Participant to remit to Conexant an amount sufficient to satisfy such tax obligation. A Participant may satisfy the withholding obligation by paying the amount of any taxes in cash or Conexant Shares may be delivered to Conexant or deducted from the payment or, in accordance with Section 4(b)(ii), sold to satisfy the obligation in full or in part. If such tax withholding obligation is paid in Conexant Shares, tax amounts shall be limited to the statutory minimum as required by law.

                  SECTION 5:  AMENDMENT AND TERMINATION

                  Except as provided in Section 7, (a) the Plan and the Conexant Options subject thereto may not be amended, suspended or terminated without the consent in writing of the holders of then outstanding Conexant Options representing at least 75% of the Conexant Shares underlying such Conexant Options and (b) without the approval of the shareowners of Conexant, (i) the number of Shares provided in Section 3 may not be increased and (ii) the exercise price of any Conexant Option may not be reduced; provided, however, that no such amendment, suspension or termination shall impair the rights of any holder of Conexant Options without such holder's consent.

                  SECTION 6:  PLAN ADMINISTRATION

                  The Board of Directors shall exercise all responsibilities, powers and authority relating to the administration of the Plan.

                  SECTION 7:  ADJUSTMENTS

                  If there shall be any change in or affecting Conexant Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock


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dividend, stock split or combination, or other distribution to holders of
Conexant Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board of Directors may deem appropriate under the circumstances, provided that such adjustments and actions do not materially adversely affect the Participants or any holder of Conexant Options granted hereunder, and provided further that in the event of a recapitalization, reorganization or reclassification of Conexant, the Conexant Options shall be exercisable for such consideration as that for which the Conexant Shares are exchanged. Such amendments, adjustments and actions may include, without limitation, changes in the number of Conexant Shares which may be issued or transferred pursuant to the Plan, the number of Conexant Shares subject to outstanding Conexant Options and the related exercise price per share or a requirement that holders of Conexant Options to exercise such Conexant Options and become holders of Conexant Shares upon the occurrence of certain events. Without limiting the generality of the foregoing, (i) if any such change in or affecting Conexant Shares shall result in an increase in the number of outstanding Conexant Shares, the number of Conexant Shares remaining subject to the Plan shall be proportionately increased and the price for each Conexant Share then covered by an outstanding Conexant Option shall be proportionately reduced, and (ii) if any such change in or affecting Conexant Shares shall result in a decrease in the number of outstanding Conexant Shares, the number of Conexant Shares remaining subject to the Plan shall be proportionately decreased and the price for each Conexant Share then covered by an outstanding Conexant Option shall be proportionately increased.

                  SECTION 8:  MISCELLANEOUS

                  a. Until a registration statement registering the Option Shares has been declared effective by the Securities Exchange Commission, in connection with the delivery of any Conexant Shares upon exercise of a Conexant Option, Conexant shall have the right to require as a condition of such delivery that the recipient represent the following:


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                           (i) that he or she is an accredited investor as such
         term is defined in Rule 501(a) under the Securities Act and is acquiring the Conexant Shares issuable upon exercise of the Conexant Options for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of any of such shares in violation of the Securities Act; or

                           (ii) that he or she is not a U.S. person within the meaning of Rule 902(k) of Regulation S under the Securities Act, which term includes: (i) a natural person resident in the United States; (ii) a partnership or corporation organized or incorporated under the laws of the United States; (iii) an estate of which any executor or administrator is a U.S. person; (iv) a trust of which any trustee is a U.S. person; (v) an agency or branch of a foreign entity located in the United States; (vi) a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (viii) a partnership or corporation (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts; or

                           (iii) any other matters as Conexant may reasonably request of such Conexant Option holder in order to establish to the reasonable satisfaction of Conexant that another exemption from the registration requirements of the Securities Act is applicable.



                  b. Conexant shall bear all expenses and costs in connection with the operation of the Plan, including costs related to the purchase, issue or transfer of Conexant Shares, but excluding personal taxes imposed on any person receiving a payment or delivery of Shares under the Plan.

                  SECTION 9:  INTERPRETATIONS AND DETERMINATIONS

                  The Board of Directors shall have the power from time to time to interpret the Plan, to adopt, amend and rescind procedural rules and regulations relating to the


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exercise of Conexant Options under the Plan, and to take all other actions that the Board of Directors shall deem necessary or appropriate for the implementation and administration of the Plan.

                  SECTION 10:  EFFECTIVE DATE

                  The Plan shall become effective as of the Closing Date.

                  SECTION 11:  TERMS OF OPTIONS

                  Each Conexant Option granted under the Plan will be exercisable for a period of two years from the date of grant.


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